Statuts
de Bunge Global SA
(Bunge Global AG)
(Bunge Global Ltd)

Articles of Association
of Bunge Global SA
(Bunge Global AG)
(Bunge Global Ltd)

	Section 1 Raison sociale, siège, but et durée de la Société		Section 1 Name, Place of Incorporation, Business Purpose and Duration of the Company

	Article 1		Article 1
Raison sociale, siège	Sous la raison sociale Bunge Global SA (Bunge Global AG), (Bunge Global Ltd) (la Société) existe une société anonyme avec siège à Genève, canton de Genève.	Name, Place of Incorporation	Under the name Bunge Global SA (Bunge Global AG) (Bunge Global Ltd) (the Company) shall exist a corporation with its place of incorporation in Geneva, Canton of Geneva.

	Article 2		Article 2
But
1 La Société a pour but, directement ou indirectement, l'acquisition, la détention, la gestion, l'exploitation et l'aliénation de participations en Suisse et à l'étranger, y compris, notamment, le développement, la production, la transformation et la commercialisation de produits et services agricoles, combustibles et autres.
Purpose
[1] The purpose of the Company is to directly or indirectly acquire, hold, manage, exploit and dispose of equity participations in Switzerland and abroad, including, without limitation, the development, production, processing and marketing of agricultural, fuel and other products and services.

	2 La Société peut exercer toutes autres activités qui semblent aptes à favoriser son but ou en rapport avec ce dernier.		[2] The Company may engage in all other types of transactions that appear appropriate to promote, or are related to, the purpose of the Company.

3 La Société peut acquérir (en cas d'acquisition d'immeubles situés en Suisse, ceux-ci devront avoir une affectation exclusivement commerciale), détenir, gérer, mettre en gage, exploiter et aliéner des immeubles et des droits de propriété intellectuelle en Suisse et à l'étranger, ainsi que détenir ou financer d'autres sociétés, en Suisse ou à l'étranger, dans tout type d'activité.

[3] The Company may acquire (in case of acquisition of real estate located in Switzerland, the real estate must be exclusively used for commercial purpose), hold, manage, mortgage, exploit and dispose of real estate and intellectual property rights in Switzerland and abroad and may also own or fund other companies, in Switzerland or abroad, in any type of business.

	Article 3		Article 3
Durée	La durée de la Société est illimitée.	Duration	The duration of the Company is unlimited.

	Section 2 Capital-actions, actions		Section 2 Share Capital, Shares

	Article 4		Article 4
Capital- actions
Le capital-actions de la Société s'élève à USD 1'552'825.42 et est divisé en 155’282’542 actions nominatives entièrement libérées d'une valeur nominale de USD 0.01 chacune (chacune une Action et collectivement les Actions).
		Share Capital	The share capital of the Company is USD 1,552,825.42 and is divided into 155,282,542 fully paid-in registered shares with a par value of USD 0.01 each (each a Share and collectively the Shares).

	Article 4a		Article 4a
Marge de fluctuation du capital
1 La Société dispose d'une marge de fluctuation du capital allant de USD 1'291'435.78 (limite inférieure) à USD 2'421'442.08 (limite supérieure). Le conseil d'administration de la Société (le Conseil d'administration) peut, dans les limites de la marge de fluctuation, augmenter ou réduire le capital-actions, à tout moment ou occasionnellement, et de quelque montant (partiel) que ce soit, ou faire en sorte que la Société ou toute autre société du groupe acquière (y compris dans le cadre d'un programme de rachat d'actions) des Actions directement ou indirectement, jusqu'au 19 octobre 2028. L'augmentation ou la réduction du capital peut se faire par l'émission de jusqu'à 86’861’666 actions nominatives entièrement libérées d'une valeur nominale de USD 0.01 chacune, respectivement par l'annulation de jusqu'à 26’138’964 actions nominatives entièrement libérées d'une valeur nominale de USD 0.01 chacune, ou par une augmentation ou une réduction de la valeur nominale des Actions existantes ou encore par une réduction et une nouvelle augmentation simultanées du capital-actions. Le nombre d'Actions nouvelles à émettre ou d'Actions à annuler est ajusté à la hausse ou à la baisse par le Conseil d'administration si et quand le Conseil d'administration fait usage de l'autorisation qui lui est donnée d'émettre ou d'annuler des Actions dans les limites de la marge de fluctuation conformément au présent article 4a.
Capital Band
[1] The Company has a capital band ranging from USD 1,291,435.78 (lower limit) to USD 2,421,442.08 (upper limit). The Company's Board of Directors (the Board) is authorized within the capital band to increase or reduce the share capital at any time or from time to time and in any (partial) amounts or to cause the Company or any of its group companies to acquire (including under a share repurchase program) Shares directly or indirectly, until October 19, 2028. The capital increase or reduction may be effected by issuing up to 86,861,666 fully paid-in registered shares with a par value of USD 0.01 each or cancelling up to 26,138,964 fully paid-in registered shares with a par value of USD 0.01 each, as applicable, or by increasing or reducing the par value of the existing Shares or by a simultaneous reduction and re-increase of the share capital. The number of newly issuable Shares or Shares to be cancelled is subject to upward or downward adjustment by the Board if and when the Board makes use of its authority to issue or cancel Shares within the range of the capital band pursuant to this Article 4a.

[2] Des Actions peuvent également être émises ou annulées dans les limites de la marge de fluctuation en cas de fusion, consolidation, acquisition, offre publique d'acquisition ou toute autre transaction similaire (une Transaction Stratégique).
[2] Within the capital band, Shares may also be issued or cancelled in the event of a merger, consolidation, acquisition, public takeover or any other similar transaction (a Strategic Transaction).

3 En cas d'augmentation du capital-actions dans les limites de la marge de fluctuation, le Conseil d'administration détermine le prix d'émission, la nature des apports (y compris en espèces, en nature, par compensation d'une créance et par la conversion des fonds propres dont la Société peut librement disposer), la date d'émission, les conditions d'exercice du droit de souscription préférentiel, le moment à partir duquel les Actions donneront droit à des dividendes, ainsi que toutes autres conditions d'émission pertinentes. Le Conseil d'administration peut faire en sorte que la Société émette des Actions nouvelles par un placement par prise ferme, un placement direct ou une transaction similaire par l'intermédiaire d'institutions financières, d'un consortium d'institutions financières ou d'un tiers, et par l'offre subséquente desdites Actions aux actionnaires actuels ou à des tiers (si les droits de souscription préférentiels des actionnaires actuels ont été supprimés ou n'ont pas été exercés). Le Conseil d'administration peut autoriser ou permettre, limiter ou exclure, le négoce des droits de souscription préférentiels. Il peut laisser s'éteindre les droits de souscription préférentiels qui n'ont pas été exercés ou placer ces droits ou les Actions pour lesquelles le droit de souscription préférentiel a été accordé mais n'a pas été exercé, aux conditions du marché ou utiliser ces droits et Actions d'une autre manière dans l'intérêt de la Société.

3 In the event of a share capital increase within the capital band, the Board shall determine the issue price, the type of contribution (including a cash contribution, a contribution in kind, a set-off of a receivable and a conversion of freely disposable equity capital), the date of issue, the conditions for the exercise of subscription rights, the beginning date for dividend entitlement and all other relevant terms of issuance. The Board may cause the Company to issue new Shares by an underwritten offering, direct placement or a similar transaction through the intermediation of financial institutions, a syndicate of financial institutions or another third party and a subsequent offer of such Shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been exercised). The Board may authorize or permit, restrict or exclude the trading of subscription rights. It may permit the expiration of subscription rights that have not been exercised, or it may place such rights or Shares as to which subscription rights have been granted, but not exercised, at market conditions or may use these rights or Shares otherwise in the interest of the Company.

4 En cas d'émission d'Actions, y compris en cas de Transaction Stratégique, le Conseil d'administration peut en outre limiter ou supprimer les droits de souscription préférentiels d'actionnaires actuels et les attribuer à des tiers (y compris à des actionnaires individuels), à la Société ou à toute société du groupe :

4 In the event of an issuance of Shares, including in the event of a Strategic Transaction, the Board is further authorized to limit or withdraw subscription rights of existing shareholders and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies:

(a) si le prix d'émission des Actions nouvelles est déterminé en fonction du prix du marché ; ou	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b)    pour créer des fonds propres de manière rapide et flexible, ce qui ne serait pas possible, ou possible qu'avec une grande difficulté ou à des conditions nettement moins favorables, sans la suppression du droit de souscription préférentiel des actionnaires actuels ; ou

(b)    for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of the existing shareholders; or

(c)    pour l'acquisition de sociétés, de partie(s) de sociétés ou de participations, pour l'acquisition de produits, de droits de propriété intellectuelle, ou de licences par ou pour des projets d'investissement de la Société ou de l'une des sociétés du groupe, ou pour le financement ou le refinancement de telles transactions par le biais d'un placement d'Actions ; ou

(c)    for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of Shares; or

(d)    pour élargir le cercle des actionnaires de la Société dans certains marchés financiers ou d'investisseurs, pour permettre la participation de partenaires stratégiques y compris d'investisseurs financiers ; ou

(d)    for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors; or

(e) en relation avec la cotation d'Actions nouvelles sur des bourses nationales ou étrangères ; ou	(e) in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(f)    pour octroyer une option de surallocation (Greenshoe) allant jusqu'à 20 pour cent du nombre total d'Actions lors d'un placement ou d'une vente d'Actions à un ou des acheteurs initiaux ou à un ou des souscripteurs ; ou

(f)    for purposes of granting an over-allotment option (Greenshoe) of up to 20 percent of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(g)    pour la participation de membres du Conseil d'administration, de membres de la direction, d'employés, de co-contractants, de consultants ou d'autres personnes fournissant des services à la Société ou à l'une des sociétés du groupe.

(g)    for the participation of members of the Board, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies.

	5 En cas de modification de la valeur nominale des Actions, la valeur nominale des Actions nouvelles émises par la suite dans les limites de la marge de fluctuation est également modifiée.		5 In the event of a change of the par value of the Shares, the nominal value of the new Shares subsequently issued within the capital band shall also be changed.

6 En cas de réduction du capital-actions dans les limites de la marge de fluctuation, le Conseil d’administration détermine, l'affectation du montant de la réduction. Le Conseil d’administration peut notamment (i) rembourser le montant de la réduction aux actionnaires de la Société, (ii) allouer le montant de la réduction aux fonds propres librement disponibles de la Société, et/ou (iii) utiliser le montant de la réduction pour éliminer partiellement ou totalement un excédent passif selon l'article 653p CO. Le Conseil d'administration peut également, selon l’article 653q CO, réduire et simultanément augmenter à nouveau le capital-actions à concurrence d’un montant au moins équivalent.

6 In the event of a reduction of the share capital within the capital band, the Board shall, determine the use of the reduction amount. The Board may in particular (i) repay the reduction amount to the Company's shareholders, (ii) allocate the reduction amount to the Company's freely available equity, and/or (iii) use the reduction amount as partial or full elimination of a share capital shortfall as provided for in article 653p of the CO. The Board may also, as provided for in article 653q of the CO, simultaneously reduce and increase the share capital to at least the previous amount.

	Article 4b		Article 4b
Capital conditionnel pour la participation des employés
1 Le capital-actions peut être augmenté d'un montant maximum de USD 129’143.57 par l'émission de jusqu'à 12’914’357 actions nominatives entièrement libérées d'une valeur nominale de USD 0.01 chacune, en faveur des membres du Conseil d'administration ou de la Direction, directeurs, employés, co-contractants ou consultants de la Société ou de l'une des sociétés du groupe, ou à d'autres personnes fournissant des services à la Société ou à l'une des sociétés du groupe (les Bénéficiaires). L'émission d'actions nominatives entièrement libérées d'une valeur nominale de USD 0.01 chacune, conformément au présent article 4b peut également avoir lieu à la suite de l'exercice volontaire de droits ou l'exercice obligatoire d'obligations d'acquérir des Actions nouvelles, accordés, respectivement imposées, à l'un ou l'autre des Bénéficiaires.
Conditional Share Capital for Employee Participation
[1] The share capital may be increased in an amount not to exceed USD 129,143.57 through the issuance of up to 12,914,357 fully paid-in registered shares with a par value of USD 0.01 each, to members of the Board or the Executive Management Team, officers, employees, contractors or consultants of the Company or any of its group companies, or other persons providing services to the Company or any of its group companies (the Beneficiaries). The issuance of fully paid-in registered shares with a par value of USD 0.01 each pursuant to this Article 4b may also occur as a result of the voluntary exercise of rights or the mandatory exercise of obligations to acquire new Shares granted, and imposed on, respectively, to any of the Beneficiaries.

2 Le droit de souscription préférentiel et le droit de souscription prioritaire des actionnaires de la Société sont supprimés en relation avec, et ne s'appliqueront pas à une telle émission d'Actions nouvelles, ni aux droits ou obligations sur la base desquels les Actions nouvelles sont émises. Une telle

émission d'Actions nouvelles, ou un tel exercice volontaire ou obligatoire de droits ou d'obligations d'acquérir des Actions a lieu conformément à un ou plusieurs plans, règlements ou décisions adoptés par le Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, le Comité de rémunération, et en tenant compte des principes de rémunération selon l'article 31 des présents statuts dans la mesure où lesdits principes sont applicables. Une telle émission d'Actions nouvelles peut se faire à un prix inférieur au prix du marché et de tels droits ou de telles obligations d'acquérir des Actions peuvent être accordés, respectivement imposées, à un prix inférieur à leur valeur intrinsèque.

[2] The subscription rights and advance subscription rights of the shareholders of the Company are excluded in connection with, and will not apply to, any such issuance of new Shares or the rights or obligations based on which new Shares are issued. Any such issuance of new Shares or voluntary or mandatory exercise of rights or obligations to acquire Shares shall be under one or more plans, regulations or resolutions to be issued by the Board or, to the extent delegated to it, the Compensation Committee, and to the extent applicable, taking into account the compensation principles pursuant to Article 31 of these Articles of Association. Any such issuance of new Shares may be made at a price below the applicable stock exchange price and any such rights or obligations to acquire Shares may be granted and imposed on, respectively, below their intrinsic value.

3 La déclaration d'exercice des droits ou obligations fondée sur le présent article 4b doit se référer à cet article 4b et doit être faite sous une forme permettant d'en établir la preuve par texte. La renonciation ou la déchéance du droit d'acquérir des Actions fondé sur le présent article 4b ne requiert aucune forme particulière et peut avoir lieu par l'écoulement du temps.

[3] The declaration of exercise of rights or obligations based on this Article 4b shall refer to this Article 4b and must be made in a form that allows proof by text. A waiver or forfeiture of the right to acquire Shares based on this Article 4b does not require any specific form and may occur by lapse of time.

Article 4c	Article 4c

Capital conditionnel aux fins de financement, acquisitions ou autres buts
1 Le capital-actions peut être augmenté d'un montant maximum de USD 193’715.37 par l'émission de jusqu'à 19’371’537 actions nominatives entièrement libérées d'une valeur nominale de USD 0.01 chacune, (i) à la suite de l'exercice de droits de conversion, d'échange, d'option, de warrant, de souscription ou d'autres droits d'acquérir des Actions accordés, ou (ii) par le biais d'obligations d'acquérir des Actions imposées, aux actionnaires ou à des tiers seul ou en lien avec des obligations d'emprunt, effets, prêts, options, warrants ou autres instruments financiers ou obligations contractuelles de la Société ou de l'une des sociétés du groupe (ci-après désignés collectivement les Instruments Financiers).
Conditional Share Capital for Financing, Acquisitions and other Purposes
[1] The share capital may be increased in an amount not to exceed USD 193,715.37 through the issuance of up to 19,371,537 fully paid-in registered shares with a par value of USD 0.01 each, (i) further to the exercise of conversion, exchange, option, warrant, subscription or other rights to acquire Shares, or (ii) through obligations to acquire Shares that are or were granted to or imposed upon shareholders or third parties alone or in connection with bonds, notes, loans, options, warrants or other securities or contractual obligations of the Company or any of its group companies (hereinafter collectively the Financial Instruments).

2 Le droit de souscription préférentiel des actionnaires est supprimé en relation avec l'émission d'Actions nouvelles fondée sur des Instruments Financiers. Les personnes qui détiendront alors de tels Instruments Financiers seront en droit d'acquérir les Actions nouvelles émises à l'occasion de la conversion, de l'échange ou de l'exercice d'Instruments Financiers. Le Conseil d'administration détermine les termes principaux des Instruments Financiers.

[2] Subscription rights of shareholders shall be excluded with respect to new Shares issued in connection with the Financial Instruments. The then-current owners of such Financial Instruments shall be entitled to acquire the new Shares issued upon conversion, exchange or exercise of the Financial Instruments. The main terms of the Financial Instruments shall be determined by the Board.

3 La déclaration d'exercice des droits ou obligations fondée sur le présent article 4c doit se référer à cet article 4c et doit être faite sous une forme permettant d'en établir la preuve par texte. La renonciation ou la déchéance du droit d'acquérir des Actions nouvelles fondé sur le présent article 4c ne requiert aucune forme particulière et peut avoir lieu par l'écoulement du temps.

[3] The declaration of exercise of rights or obligations based on this Article 4c shall refer to this Article 4c and must be made in a form that allows proof by text. A waiver or forfeiture of the right to acquire new Shares based on this Article 4c does not require any specific form and may occur by lapse of time.

4 Le Conseil d'administration est autorisé à limiter ou supprimer le droit de souscription prioritaire des actionnaires en relation avec l'émission d'Instruments Financiers par la Société ou l'une des sociétés du groupe (1) s'il existe un juste motif au sens de l'article 4a al. 5 des présents statuts ou (2) si les Instruments Financiers sont émis à des conditions équitables. Si le droit de souscription prioritaire n'est pas accordé, de manière directe ou indirecte, par le Conseil d'administration, les règles suivantes s'appliquent :

[4] The Board is authorized to limit or withdraw advance subscription rights of shareholders in connection with the issuance of Financial Instruments by the Company or one of its group companies if (1) there is a valid reason pursuant to Article 4a para. 5 of these Articles of Association or (2) the Financial Instruments are issued on appropriate terms. If the advance subscription rights are neither granted directly nor indirectly by the Board, the following shall apply:

(a) le prix d'acquisition des Actions nouvelles est déterminé en prenant compte le prix du marché prévalant à la date d'émission des Instruments Financiers ; et	(a) the acquisition price of the new Shares shall be set by taking into account the market price prevailing at the date on which the Financial Instruments are issued; and
(b) les Instruments Financiers peuvent être convertis, échangés ou exercés durant une période maximale de 30 ans suivant la date d'émission ou de conclusion pertinente des Instruments Financiers.	(b) the Financial Instruments may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance of or entry into the Financial Instruments.

	Article 5		Article 5
Certificats d'Actions et titres intermédiés
1 La Société peut émettre ses Actions sous forme de droits-valeurs, titres intermédiés ou certificats individuels ou globaux et, sous réserve des conditions du droit applicable, peut convertir ses Actions émises sous l'une des formes ci-dessus en une autre forme, en tout temps et sans approbation des actionnaires. La Société en supporte les coûts.
Share Certificates and Intermediated Securities
[1] The Company may issue the Shares as uncertificated securities, as intermediated securities or in the form of single or global certificates, and, subject to the conditions of applicable law, may convert Shares from one form into another form at any time and without approval of shareholders. The Company shall bear the cost associated with any such conversion.

	2 Un actionnaire n'a pas le droit de réclamer la conversion d'Actions émises sous une certaine forme en une autre forme.		2 A shareholder has no right to request a conversion of the Shares issued in one form into another form.
	[3] Les titres intermédiés fondés sur des Actions de la Société ne peuvent pas être transférés par cession. Il ne peut pas non plus être constitué de sûretés par cession sur ces titres intermédiés.		[3] Intermediated securities based on the Shares cannot be transferred by way of assignment. A security interest in such intermediated securities cannot be granted by way of assignment either.

	Article 6		Article 6
Registre des actions, limitations à l'inscription, Nominees
1 La Société ou un tiers mandaté par elle tient un registre des actions nominatives qui mentionne le nom et le prénom (la raison sociale pour les personnes morales), l'adresse et la citoyenneté (le siège pour les personnes morales) des propriétaires et usufruitiers. Si une Personne inscrite au registre des actions change d'adresse, elle doit le communiquer à la personne en charge de la tenue du registre. Les communications écrites de la Société seront réputées valablement faites si elles sont envoyées à l'adresse figurant au registre des actions.
Share Register, Restrictions on Registration, Nominees
[1] The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and name (the name of the company in case of a legal entity), the address and citizenship (the place of incorporation in case of a legal entity) of shareholders or usufructuaries. A Person registered in the share register shall notify the share registrar of any change in address. Written communications from the Company shall be deemed to have been validly made if sent to the address recorded in the share register.

[2] Les Personnes qui acquièrent des Actions sont inscrites sur demande au registre des actions comme actionnaires avec droit de vote si elles déclarent expressément qu'elles ont acquis ces Actions en leur propre nom et pour leur propre compte, qu'aucun contrat sur la reprise ou la restitution desdites Actions n'a été conclu et qu'elles supportent le risque économique lié aux Actions. Le Conseil d'administration peut cependant inscrire des nominees qui détiennent des Actions en leur propre nom, mais pour le compte de tiers, en tant qu'actionnaires inscrits avec droit de vote dans le registre des actions de la Société. Les ayants droit économiques d'Actions qui détiennent des Actions par l'intermédiaire d'un nominee exercent les droits des actionnaires par l'intermédiaire de ce nominee.

[2] Persons acquiring Shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare that they have acquired the Shares in their own name and for their own account, that there is no agreement on the redemption or return of the Shares and that they bear the economic risk associated with the Shares, except that the Board may record nominees who hold Shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company. Beneficial owners of Shares who hold Shares through a nominee exercise the shareholders' rights through the intermediation of such nominee.

3 Le Conseil d'administration peut, après avoir entendu l'actionnaire ou le nominee inscrit, biffer du registre des actions, avec effet rétroactif à la date d'inscription, l'inscription d'une telle Personne si ladite inscription a été faite sur la base d'informations fausses ou trompeuses. L'actionnaire ou le nominee concerné doit en être informé immédiatement.

[3] After hearing the registered shareholder or nominee, the Board may cancel such Person's registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder or nominee shall be promptly informed of the cancellation.

4 Le Conseil d'administration peut régler d'autres détails et émettre les instructions nécessaires au respect des dispositions du présent article 6. Le Conseil d'administration peut autoriser des dérogations à la réglementation concernant les nominees.

[4] The Board may regulate further details and issue the instructions necessary to ensure compliance with the provisions of this Article 6. The Board may grant exceptions from the rules regarding nominees.

	Article 7		Article 7
Exercice des droits
1 Le droit de vote et les droits y relatifs ne peuvent être exercés à l'égard de la Société que par un actionnaire, un usufruitier ou un nominee uniquement dans la mesure où cette Personne est inscrite au registre des actions avec droit de vote.
Exercise of Rights
[1] The voting right and the rights associated therewith may be exercised with respect to the Company by a shareholder, usufructuary or nominee only to the extent that such Person is registered in the share register with voting rights.

	Section 3 Organes		Section 3 Corporate Bodies
	A. L'Assemblée générale		A. The General Meeting of Shareholders

	Article 8		Article 8
Pouvoirs de l'Assemblée générale	1 L'assemblée générale des actionnaires (l'Assemblée générale) est l'organe suprême de la Société.	Powers of the General Meeting	[1] The general meeting of shareholders (the General Meeting) is the supreme corporate body of the Company.
	2 L'Assemblée générale a les droits intransmissibles qui lui sont attribués par la loi.		[2] The General Meeting shall have the inalienable powers that are reserved to it by law.

3 L'Assemblée générale prend en outre toutes les décisions sur les questions qui, dans la mesure où le droit applicable le permet, sont soumises à l'Assemblée générale par le Conseil d'administration ou qui peuvent faire l'objet d'un vote selon droit applicable.

[3] The General Meeting shall further adopt any resolutions on matters that are, to the extent permissible under applicable law, submitted to the General Meeting by the Board or on which voting is otherwise permissible under applicable law.

	Article 9		Article 9
Assemblées générales ordinaires et extraordinaires	1 L'Assemblée générale ordinaire est tenue dans le délai prévu par la loi.	Annual and Extraordinary General Meetings	[1] The Annual General Meeting shall be held within the time period required by law.

[2] Des Assemblées générales extraordinaires ont lieu dans les circonstances prévues par la loi, en particulier lorsque le Conseil d'administration le juge nécessaire ou approprié ou si l'organe de révision le requiert dans les circonstances prévues par la loi.

[2] Extraordinary General Meetings shall be held in the circumstances provided by law, in particular when deemed necessary or appropriate by the Board or if so requested by the Auditor in the circumstances provided by law.

[3] Une Assemblée générale extraordinaire est en outre convoquée par le Conseil d'administration si une Assemblée générale le décide ou si un ou plusieurs actionnaires qui détiennent, seul ou ensemble, au moins cinq pour cent du capital-actions ou des voix et sont inscrits en tant que tels au registre des actions (la Participation Requise), le requièrent par écrit conformément au présent article 9 (une telle assemblée, une Assemblée Générale Extraordinaire Requise par des Actionnaires). Toute Assemblée Générale Extraordinaire Requise par des Actionnaires est limitée (a) au(x) objets(s) et proposition(s) mentionné(s) dans la requête valablement présentée par la Participation Requise d'actionnaires inscrits au registre des actions et (b) à tous les objets à l'ordre du jour et propositions supplémentaires que le Conseil d'administration décide d'inscrire à l'ordre du jour de l'Assemblée Générale Extraordinaire Requise par des Actionnaires. Une Assemblée Générale Extraordinaire Requise par des Actionnaires correctement requise se tiendra à la date et à l'heure fixées par le Conseil d'administration, sous réserve, toutefois, que le Conseil d'administration fasse en sorte que la Société publie la convocation à l'Assemblée Générale Extraordinaire Requise par des Actionnaires dans le délai prévu par le CO.

3 An Extraordinary General Meeting shall further be convened by the Board upon resolution of the General Meeting or if so requested in accordance with this Article 9 in writing by one or more shareholders (such meeting, a Shareholder Requested Extraordinary General Meeting) who hold, alone or together, at least five percent of the share capital or votes and are so recorded in the share register (the Requisite Percentage). Any Shareholder Requested Extraordinary General Meeting shall be limited to (a) the item(s) and proposal(s) stated in a valid request received from the Requisite Percentage of shareholders of record and (b) any additional agenda items and proposals that the Board determines to include on the agenda for the Shareholder Requested Extraordinary General Meeting. A properly requested Shareholder Requested Extraordinary General Meeting shall be held at such date and time as may be fixed by the Board; provided, however, that the Board shall cause the Company to publish notice of the Shareholder Requested Extraordinary General Meeting within the time period required by the CO.

[4] Pour qu'une Assemblée Générale Extraordinaire Requise par des Actionnaires soit convoquée par le Conseil d'administration, une ou plusieurs requêtes en ce sens doivent avoir été reçues par la Société à son siège social, de la part d'actionnaires inscrits au registre des actions et détenant, au total, au moins la Participation Requise. Pour être valable, cette requête doit contenir les Informations relatives au Requérant concernant l'actionnaire ou les actionnaires qui soumettent cette requête (à l'exception de tout actionnaire qui a fourni ces informations par le biais d'une déclaration de sollicitation selon la Schedule 14(A) en réponse à une sollicitation faite en vertu de, et conformément à, la section 14(a) de l'Exchange Act).

4 In order for a Shareholder Requested Extraordinary General Meeting to be convened by the Board, one or more requests therefor must have been received by the Company at its registered office, from shareholders of record who hold, in the aggregate, equal to or more than the Requisite Percentage. To be in proper form, such request shall set forth the Requesting Person Information with respect to any shareholder or shareholders submitting such request (except for any shareholder that has provided such information in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14(A)).

	Article 10		Article 10
Convocation
1 L'Assemblée générale est convoquée par une annonce faite conformément à l'article 36 des présents statuts au moins 20 jours calendaires avant la date de l'assemblée. La date de publication et la date de l'Assemblée générale ne sont pas incluses dans le calcul du délai de convocation.
Notice
[1] Notice of a General Meeting shall be given by way of an announcement pursuant to Article 36 at least 20 calendar days prior to the date of the meeting. The date of publication and the date of the General Meeting are not to be included for purposes of computing the notice period.

2 Le rapport de gestion, le rapport de rémunération, les rapports de révision et le rapport sur les questions non-financières selon l'article 964c CO doivent être mis à la disposition des actionnaires au moins 20 jours calendaires avant l'Assemblée générale ordinaire (la mise à disposition par voie électronique sur le site Internet de la Société ou autre est suffisante à cet égard).

[2] The management report, the compensation report, the Auditor’s reports and the report on non-financial matters pursuant to article 964c of the CO shall be made available to the shareholders at least 20 calendar days prior to the Annual General Meeting (whereby electronic availability on the Company's website or otherwise shall be sufficient for such purposes).

[3] Sont mentionnés dans la convocation :
1.    la date, l'heure, la forme et le lieu de l'Assemblée générale ;
2.    les objets portés à l'ordre du jour ;
3.    les propositions du Conseil d'administration accompagnées d'une motivation succincte ;
4.    le cas échéant, les propositions des actionnaires accompagnées d'une motivation succincte et la réponse du Conseil d'administration ; et
5.    le nom et adresse du représentant indépendant.

[3] The notice shall include:
1.    the date, beginning, mode and location of the General Meeting;
2.    the agenda items;
3.    the proposals of the Board, together with a brief explanation thereof;
4.    proposals of shareholders (if any) together with a brief explanation thereof by such shareholders (if any) and the Board's response; and
5.    name and address of the independent voting rights representative.

	Article 11		Article 11
Ordre du jour
[1] Les actionnaires qui détiennent, seul ou ensemble, au moins 0,5 pour cent du capital-actions ou des voix et sont inscrits en tant que tels au registre des actions peuvent demander par écrit qu'un objet ou une proposition soit inscrit à l'ordre du jour de l'Assemblée générale. Une telle demande doit être reçue par la Société par écrit au moins 120 jours calendaires mais pas plus de 150 jours calendaires avant la date anniversaire de l'Assemblée générale ordinaire de l'année précédente, en indiquant le ou les objets à l'ordre du jour et la ou les propositions, ainsi que :
1.    la preuve des participations requises inscrites au registre des actions ;
2.    en ce qui concerne chaque Demandeur, les Informations relatives au Demandeur ; et
3.    pour chaque personne que la Personne proposant une Candidature propose de nommer en tant que membre du Conseil d'administration, les Informations relatives au Candidat.
Agenda
[1] Shareholders who hold, alone or together, at least 0.5 percent of the share capital or votes and are so recorded in the share register may request in writing that an item or proposal be included on the agenda for the General Meeting. Such a request must be received by the Company in writing at least 120 but not more than 150 calendar days prior to the anniversary of the Annual General Meeting for the preceding year, specifying the agenda item(s) and proposal(s), together with:

1.    evidence of the required shareholdings recorded in the share register;
2.    as to each Proposing Person, the Proposing Person Information; and
3.    as to each person whom the Nominating Person proposes to nominate as a member of the Board, the Nominee Information.

2 Un actionnaire n'a le droit de faire inclure ses candidats dans le proxy statement et le formulaire de procuration de la Société (selon les lois américaines sur les valeurs mobilières) qu'en conformité avec l'article 16; le respect par cet actionnaire des dispositions applicables de l'article 9 et du présent article 11 ne lui donne pas le droit de faire inclure ses candidats dans le proxy statement et le formulaire de procuration de la Société (selon les lois américaines sur les valeurs mobilières).

2 A shareholder is entitled to have its nominees included in the Company’s proxy statement and form of proxy (as established under U.S. securities laws) solely in accordance with Article 16, and such shareholder’s compliance with the applicable provisions of Article 9 and this Article 11 will not entitle such shareholder to have its nominees included in the Company’s proxy statement and form of proxy (as established under U.S. securities laws).

3 Si (a) une Personne proposant une Candidature fait une notification conformément à la Rule 14a-19(b) de l'Exchange Act et (b) que, par la suite, cette Personne proposant une Candidature (i) notifie à la Société qu'elle n'a plus l'intention, ou qu'elle fait partie d'un groupe qui n'a plus l'intention, de solliciter des procurations de vote pour soutenir des candidats au Conseil d'administration autres que ceux proposés par la Société conformément à la Rule 14a-19 de l'Exchange Act, ou (ii) ne se conforme pas aux exigences des Rules 14a-19(a)(2) et (3) de l'Exchange Act, alors la Société ne tiendra pas compte des procurations de vote ou des votes sollicités pour les candidats de la Personne proposant une Candidature, même si des procurations de vote ou des votes en leur faveur ont pu être sollicités, obtenus ou reçus par la Société. Si une Personne proposant une Candidature fournit une notification conformément à la Rule 14a-19(b) de l'Exchange Act, cette Personne proposant une Candidature doit remettre à la Société, au plus tard cinq jours ouvrables avant l'Assemblée générale ordinaire concernée, une preuve raisonnable que les exigences de la Rule 14a-19(a)(3) de l'Exchange Act ont été satisfaites.

3 If any (a) Nominating Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (b) such Nominating Person subsequently (i) notifies the Company that such Nominating Person no longer intends to, or is part of a group that no longer intends to, solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act or (ii) fails to comply with the requirements of Rules 14a-19(a)(2) and (3) under the Exchange Act, then the Company shall disregard any proxies or votes solicited for the Nominating Person’s nominees, notwithstanding that proxies or votes in favor thereof may have been solicited, obtained or received by the Company. If any Nominating Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Nominating Person shall deliver to the Company, no later than five business days prior to the applicable Annual General Meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

[4] Nonobstant toute disposition contraire des présents statuts ou du droit applicable, pour qu'une candidature soit correctement présentée à une Assemblée générale ordinaire par une Personne proposant une Candidature, les informations et les documents fournis par cette Personne proposant une Candidature ou son candidat proposé, y compris les informations contenues dans tout questionnaire, ne doivent pas contenir d'informations fausses ou trompeuses ni omettre des informations importantes qui ont été demandées.

[4] Notwithstanding anything to the contrary set forth in these Articles of Association or applicable law, for any nomination to be properly brought before an Annual General Meeting by a Nominating Person, the information and documents provided by such Nominating Person or their proposed nominee, including the information contained in any questionnaire, shall not contain any false or misleading information or omit any material information that has been requested.

[5] Aucune décision ne peut être prise par l'Assemblée générale sur des objets qui n'ont pas été valablement portés à l'ordre du jour, sauf sur les propositions faites lors d'une Assemblée générale de convoquer une Assemblée générale extraordinaire, d'instituer un examen spécial en vertu de l'article 697a CO ou de désigner un organe de révision.

5 No resolutions may be passed at a General Meeting regarding proposals with respect to agenda items for which proper notice was not given; this provision shall not apply to proposals made during a General Meeting to convene an Extraordinary General Meeting, to initiate a special investigation in accordance with article 697a of the CO or to elect an auditor.

	6 Il n'est pas nécessaire d'annoncer à l'avance les propositions concernant les objets portés à l’ordre du jour ou les délibérations qui ne doivent pas être suivies d'un vote.		6 No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

[7] Tout candidat au Conseil d'administration proposé par une Personne proposant une Candidature ou par toute autre Personne doit avoir fourni une déclaration écrite signée par laquelle il consent à être nommé dans le proxy statement (tel qu'établi selon les lois américaines sur les valeurs mobilières) en qualité de candidat et d'exercer en qualité de membre du Conseil d'administration en cas d'élection.

7 A Nominating Person’s or any other Person’s director nominee(s) must have provided an executed written consent to be named in the proxy statement (as established under U.S. securities laws) as a nominee and to serve as a member of the Board if elected.

	Article 12		Article 12
Lieu de réunion	1 Le Conseil d'administration décide du lieu où se tient l'Assemblée générale. Le lieu de l'Assemblée générale peut être en Suisse ou à l'étranger.	Location	[1] The Board shall determine the location of the General Meeting. The location of the General Meeting can be in Switzerland or abroad.

2 Le Conseil d'administration peut décider que l'Assemblée générale se tienne simultanément en plusieurs lieux, pour autant que les interventions des participants soient retransmises en direct par des moyens audiovisuels sur tous les sites de réunion et/ou que les actionnaires qui ne sont pas présents au lieu ou aux lieux de l'Assemblée générale puissent exercer leurs droits par voie électronique.

[2] The Board may determine that the General Meeting shall be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly via video and audio to all venues and/or that shareholders, who are not present at the venue or venues of the General Meeting, may exercise their rights by electronic means.

	[3] Nonobstant toute autre disposition des présents statuts, le Conseil d'administration peut également décider que l'Assemblée générale se tiendra par voie électronique sans lieu de réunion physique.		[3] Notwithstanding any other provision herein, the Board may also determine that the General Meeting shall be held by electronic means without there being any physical location.

	Article 13		Article 13
Présidence, scrutateurs, procès-verbal
1 Le ou la président(e) du Conseil d'administration préside l'Assemblée générale. En son absence, un autre membre du Conseil d'administration ou une personne désignée par le Conseil d'administration préside l'Assemblée générale. Si aucun membre du Conseil d'administration n'est disponible et aucune personne n'a été désignée par le Conseil d'administration, l'Assemblée générale élit le ou la président(e) de séance.
Chair, Vote Counters, Minutes
[1] The chair of the Board shall chair the General Meeting. In his or her absence, another member of the Board or a person designated by the Board shall chair the General Meeting. If no member of the Board is available and no other person has been designated by the Board, the acting chair shall be elected by the General Meeting.

	2 Le ou la président(e) de l'Assemblée générale dispose de tous les pouvoirs nécessaires et appropriés au bon déroulement de l'Assemblée générale.		[2] The acting chair of the General Meeting shall have all powers and authorities necessary and appropriate for the orderly conduct of the General Meeting.

3 Le ou la président(e) de l'Assemblée générale désigne le secrétaire et le ou les scrutateurs qui ne doivent pas nécessairement être des actionnaires. Le procès-verbal doit être signé par le ou la président(e) de l'Assemblée générale et le secrétaire.

[3] The acting chair of the General Meeting shall appoint the secretary and the vote counter(s), none of whom need to be shareholders. The minutes shall be signed by the acting chair of the General Meeting and the secretary.

	Article 14		Article 14
Droit de vote, représentation	[1] Chaque Action donne droit à une voix. Les droits de vote sont soumis aux conditions des articles 6 et 7.	Voting Rights, Representation	[1] Each Share shall have the right to one vote. The voting rights are subject to the conditions of Article 6 and Article 7.

2 Le Conseil d'administration édicte des règles procédurales relatives à la participation et la représentation à l'Assemblée générale et détermine les exigences quant aux procurations de vote. Un actionnaire peut être représenté à l'Assemblée générale par le représentant indépendant, par son représentant légal ou, sur la base d'une procuration écrite, par tout autre mandataire, qui ne doit pas nécessairement être actionnaire.

[2] The Board shall issue procedural rules regarding the participation and representation at the General Meeting and determine the requirements regarding proxies. A shareholder may be represented at the General Meeting by the independent voting rights representative, its legal representative or, on the basis of a written proxy, by any other representative who need not be a shareholder.

3 L'Assemblée générale élit le représentant indépendant pour une durée de fonction s’achevant à la fin de l’Assemblée générale ordinaire suivante. Le représentant indépendant est rééligible.
[3] The General Meeting shall elect the independent voting rights representative for a term of office until completion of the next Annual General Meeting. The independent voting rights representative is eligible for re-election.

	[4] Lorsque l'Assemblée générale n'a pas désigné de représentant indépendant, le Conseil d'administration en désigne un en vue de l'Assemblée générale suivante.		4 If the Company has not appointed an independent voting rights representative, the Board shall appoint one for the next General Meeting.

	Article 15		Article 15
Quorum de présence, décisions, élections
[1] Toute décision ou élection requiert que la majorité de toutes les Actions avec droit de vote soit représentée au début de l'Assemblée générale. Les actionnaires présents à une Assemblée générale peuvent continuer à prendre les décisions ou procéder aux élections malgré le retrait d'actionnaires de cette Assemblée générale après l'annonce du quorum de présence à cette réunion.
Attendance Quorum; Resolutions, Elections
[1] The adoption of any resolution or election requires that a majority of all the Shares entitled to vote be represented at the commencement of a General Meeting. The shareholders present at a General Meeting may continue to transact business despite the withdrawal of shareholders from such General Meeting following announcement of the presence quorum at that meeting.

2 L'Assemblée générale prend ses décisions et procède aux élections, à l'exception d'une élection où le nombre de candidats proposés à l'élection au Conseil d'administration dépasse le nombre de sièges à pourvoir selon la convocation à l'Assemblée générale, à la majorité des voix exprimées lors de l'Assemblée générale (les abstentions, les non-votes de banque (broker nonvotes), les bulletins blancs ou nuls n'étant pas pris en compte pour déterminer la majorité), sauf si une majorité différente est requise par la loi ou par d'autres dispositions des présents statuts. Lors d'une élection où le nombre de candidats proposés à l'élection au Conseil d'administration dépasse le nombre de sièges à pourvoir selon la convocation à l'Assemblée générale, les candidats sont élus à la pluralité des voix exprimées lors de l'Assemblée générale, de sorte que les candidats ayant reçu le plus de voix positives (jusqu'au nombre de candidats à élire) sont élus et que la majorité des voix exprimées n'est pas une condition préalable à l'élection. En cas d'égalité des voix, celle du ou de la président(e) de séance est prépondérante.

[2] The General Meeting shall pass resolutions and decide elections, except for an election where the number of candidates proposed for election to the Board exceeds the number of seats to be filled in accordance with the invitation for the General Meeting, by the majority of the votes cast at the General Meeting (whereby abstentions, broker nonvotes, blank or invalid ballots shall be disregarded for purposes of establishing the majority), unless a different voting standard is required by law or other provisions of these Articles of Association. In an election where the number of candidates proposed for election to the Board exceeds the number of seats to be filled in accordance with the invitation for the General Meeting, the candidates shall be elected by a plurality of the votes cast at the General Meeting, such that the candidates receiving the most affirmative votes (up to the number of candidates to be elected) shall be elected and a majority of the votes cast shall not be a prerequisite to the election. In the event of a tie, the acting chair shall have the casting vote.

3 Le ou la président(e) de l'Assemblée générale détermine si les décisions et les élections ont lieu à scrutin ouvert, par écrit ou par voie électronique. Le ou la président(e) peut en tout temps ordonner qu'une décision ou élection soit répétée s'il ou elle estime qu'il existe des doutes quant au résultat. Dans ce cas, la décision ou l'élection précédente est réputée ne pas avoir eu lieu.

[3] The acting chair of the General Meeting shall determine whether resolutions and elections are to be decided by open ballot, in writing or electronically. The acting chair may at any time order that a resolution or election be repeated if he or she considers the vote to be in doubt; the resolution or election previously held shall then be deemed not to have taken place.

[4] Les actionnaires prennent les décisions et procèdent aux élections lors des Assemblées générales et ne peuvent pas prendre de décisions par voie de circulation (y compris sous forme électronique), sans réunion.

[5] Shareholders shall take resolutions and carry elections at General Meetings and do not have the power to consent by way of written circular resolution (including by electronic means), without a meeting, to resolutions.

Article 16	Article 16

Accès des actionnaires aux documents pour l'exercice des droits de vote de la Société
[1] Sous réserve des dispositions du présent article 16, dans le cas où il en est fait la demande dans l'Access Notice pertinente, la Société doit inclure dans son proxy statement pour toute Assemblée générale :
		Shareholder Access to the Company’s Proxy Materials	[1] Subject to the provisions of this Article 16, if requested in the relevant Access Notice, the Company shall include in its proxy statement for any General Meeting:
	1. le nom de toute personne proposée pour élection par un Access Shareholder, lequel doit également figurer sur le formulaire de procuration et de vote de la Société ;		1. the name of any person nominated for election, which shall also be included on the Company’s form of proxy and ballot, by any Access Shareholder;
	2. les informations concernant ce candidat et l'Access Shareholder qui doivent être incluses dans le proxy statement en vertu des règles de la SEC ou de toute autre droit applicable ;		2. disclosure about such nominee and the Access Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

3.     toute déclaration faite par l'Access Shareholder dans l'Access Notice pour être incluse dans le proxy statement en faveur de l'élection du candidat au Conseil d'administration (sous réserve, notamment, de l'article 16 al. 5), si cette déclaration ne dépasse pas 500 mots et est raisonnablement concise ; et

3.     any statement included by the Access Shareholder in the Access Notice for inclusion in the proxy statement in support of the nominee’s election to the Board (subject, without limitation, to Article 16 para. 5), if such statement does not exceed 500 words and is reasonably concise; and

4.    toute autre information que le Conseil d'administration décide, à sa seule discrétion, d'inclure dans le proxy statement relative à la nomination de ce candidat, y compris, notamment, toute déclaration d'opposition à la nomination et toute information fournie en vertu du présent article 16.

4.    any other information that the Board determines, in its exclusive discretion, to include in the proxy statement relating to the nomination of such nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Article 16.

2 Si, après le délai pour soumettre une Access Notice telle que définie à l'article 16 al. 4, un Access Shareholder devient inéligible ou retire sa proposition de candidature ou qu'un candidat ne veut plus siéger au Conseil d'administration, que ce soit avant ou après l'envoi du proxy statement définitif, alors la candidature ne sera pas prise en compte et la Société : (a) n'est pas tenue d'inclure dans son proxy statement déposé auprès de la SEC le candidat écarté ou tout candidat successeur ou remplaçant proposé par l'Access Shareholder ou par tout autre Access Shareholder et (b) peut communiquer autrement à ses actionnaires, y compris, notamment, en modifiant ou en complétant son proxy statement pour indiquer que le candidat écarté ne sera pas inclus en tant que candidat dans le proxy statement et qu'il ne fera pas l'objet d'un vote lors de l'Assemblée générale ordinaire. La Société peut s'opposer à tout candidat et inclure dans le proxy statement sa propre déclaration le concernant.

2 If, after the deadline for submitting an Access Notice as set forth in Article 16 para. 4, an Access Shareholder becomes ineligible or withdraws its nomination or a nominee becomes unwilling to serve on the Board, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Company: (a) shall not be required to include in its proxy statement filed with the SEC the disregarded nominee or any successor or replacement nominee proposed by the Access Shareholder or by any other Access Shareholder and (b) may otherwise communicate to its shareholders, including, without limitation, by amending or supplementing its proxy statement to state that the disregarded nominee will not be included as a nominee in the proxy statement and will not be voted on at the Annual General Meeting. The Company may solicit against, and include in the proxy statement its own statement relating to, any nominee.

3 Un Eligible Holder peut soumettre une candidature conformément au présent article 16 uniquement si cette personne est un actionnaire inscrit au registre des actions à la date de soumission de l'Access Notice et à la date de l'Assemblée générale ordinaire. En cas de nomination par un groupe d'Eligible Holders, toutes les exigences et obligations pour un Eligible Holder individuel qui sont énoncées dans le présent article 16 s'appliquent à chaque membre de ce groupe.

3 An Eligible Holder may submit a nomination in accordance with this Article 16 only if the person is a holder of record on the date of submission of the Access Notice and on the date of the Annual General Meeting. In the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Article 16 shall apply to each member of such group.

[4] Pour nommer un candidat, l'Access Shareholder doit, au plus tôt 150 jours calendaires et au plus tard 120 jours calendaires avant le premier anniversaire de la date (indiquée dans les documents pour l'exercice des droits de vote de la Société établis selon les lois américaines sur les valeurs mobilières applicables) à laquelle le proxy statement définitif de la Société pour l'Assemblée générale ordinaire de l'année précédente a été communiqué pour la première fois aux actionnaires de la Société, remettre une Access Notice à la Société, qui doit la recevoir à son siège ou son bureau principal de direction ; à condition, toutefois, que, s'il n'est pas prévu que l'Assemblée générale ordinaire se tienne dans un délai commençant 30 jours avant cette date anniversaire et se terminant 30 jours après cette date anniversaire, l'Access Notice doit être donnée de la manière prévue dans les présents statuts au plus tard à la fermeture des bureaux à la date qui est 180 jours avant cette autre date de réunion ou le dixième jour suivant la date à laquelle la Société fait pour la première fois une Publication concernant cette autre date de réunion. L'Access Notice sera considérée comme remise à la date à laquelle toutes les informations et tous les documents mentionnés dans la définition d'Access Notice (autres que les informations et les documents qu'il est prévu de fournir après la date de remise de l'Access Notice) ont été remis ou envoyés par poste à la Société et reçus par elle.

4 To nominate a nominee, the Access Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date (as stated in the Company’s proxy materials established under applicable US securities laws) on which the Company’s definitive proxy statement for the prior year’s Annual General Meeting was first released to the Company’s shareholders, deliver an Access Notice to, and such Access Notice must be received by, the Company at its registered office or principal executive office; provided, however, that if the Annual General Meeting is not scheduled to be held within a period beginning 30 days before such anniversary date and ending 30 days after such anniversary date, the Access Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date that the Company first makes Public Disclosure regarding such other meeting date. The Access Notice shall be deemed delivered on the date on which all the information and documents referred to in the definition of Access Notice (other than such information and documents contemplated to be provided after the date the Access Notice is provided) have been delivered to or mailed and received by the Company.

[5] Nonobstant toute disposition contraire du présent article 16 et dans la mesure requise dans le cadre de la préparation du proxy statement en vertu des règles de la SEC, la Société peut omettre de son proxy statement tout candidat et toute information concernant ce candidat (y compris la déclaration de soutien d'un Access Shareholder) et aucun vote sur ce candidat n'aura lieu (nonobstant le fait que des votes ou des procurations de vote à l'égard de ce vote peuvent avoir été sollicités, obtenus ou reçus par la Société), et l'Access Shareholder ne peut pas, après le dernier jour où une Access Notice serait faite dans les délais, remédier de quelque façon que ce soit à tout défaut empêchant la nomination du candidat, si le Conseil d'administration détermine que la candidature ou l'élection de ce candidat au Conseil d'administration aurait pour conséquence que la Société viole ou ne respecte pas les présents statuts ou toute loi, règle ou réglementation applicable à laquelle la Société est soumise, y compris toute règle ou réglementation de la SEC ou de toute bourse sur laquelle les titres de la Société sont négociés.

[5] Notwithstanding anything to the contrary contained in this Article 16 and to the extent required in connection with the preparation of the proxy statement under SEC rules, the Company may omit from its proxy statement any nominee and any information concerning such nominee (including an Access Shareholder’s statement in support) and no vote on such nominee will occur (notwithstanding that votes or proxies in respect of such vote may have been solicited, obtained or received by the Company), and the Access Shareholder may not, after the last day on which an Access Notice would be timely, cure in any way any defect preventing the nomination of the nominee, if the Board determines that such nominee’s nomination or election to the Board would result in the Company violating or failing to be in compliance with these Articles of Association or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of the SEC or any stock exchange on which the Company’s securities are traded.

[6] Nonobstant toute disposition contraire du présent article 16, la Société peut omettre de son proxy statement, ou compléter ou corriger, toute information, y compris tout ou partie de la déclaration de soutien au candidat incluse dans l'Access Notice, si le Conseil d'administration détermine que (a) cette information n'est pas vraie sur tous les points importants ou omet une déclaration importante nécessaire pour que les déclarations faites ne soient pas trompeuses ; (b) ces informations portent directement ou indirectement atteinte au caractère, à l'intégrité ou à la réputation personnelle d'une personne, ou portent directement ou indirectement des accusations concernant une conduite ou des associations inappropriées, illégales ou immorales, sans fondement factuel, à l'égard d'une personne ; ou (c) l'inclusion de ces informations dans le proxy statement violerait ou amènerait la Société à violer les présents statuts, les proxy rules de la SEC ou toute autre loi, règle ou réglementation applicable (y compris les règles ou normes de cotation de la principale bourse sur laquelle les actions de la Société sont négociées).

[6] Notwithstanding anything to the contrary contained in this Article 16, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the nominee included in the Access Notice, if the Board determines that (a) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (b) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (c) the inclusion of such information in the proxy statement would otherwise violate or cause the Company to violate these Articles of Association, the SEC proxy rules or any other applicable law, rule or regulation (including the rules or listing standards of the principal exchange on which the Company’s shares are traded).

	B. Le Conseil d'administration		B. The Board

	Article 17		Article 17
Nombre de membres du Conseil d'administration	Le Conseil d'administration se compose de cinq membres au moins et de 16 membres au plus.	Number of Members of the Board	The Board shall consist of not fewer than five and no more than 16 members.

	Article 18		Article 18
Élection et durée des fonctions
[1] Les membres du Conseil d’administration et le ou la président(e) du Conseil d’administration sont élus individuellement par l’Assemblée générale pour une durée de fonction s’achevant à la fin de l’Assemblée générale ordinaire suivante. Les membres du Conseil d'administration sont rééligibles.
Election and Term of Office
[1] The General Meeting shall elect the members of the Board and the chair of the Board individually for a term of office until the completion of the next Annual General Meeting. Members of the Board are eligible for re-election.

[2] Lorsque la fonction de président(e) du Conseil d’administration est vacante, le Conseil d’administration désigne un ou une nouveau/nouvelle président(e) parmi ses membres pour une durée de fonction s’achevant à la fin de l’Assemblée générale ordinaire suivante.
2 If the office of the chair of the Board is vacant, the Board shall appoint a new chair from among its members for a term of office extending until completion of the next Annual General Meeting.

	Article 19		Article 19
Organisation du Conseil d'administration
1 A l'exception de l'élection par l'Assemblée générale du ou de la président(e) du Conseil d'administration et des membres du Comité de rémunération, le Conseil d'administration se constitue lui-même. Le Conseil d'administration peut désigner, entre autres, un Directeur Principal Indépendant (Lead Independant Director), ainsi qu'un secrétaire qui ne doit pas nécessairement être membre du Conseil d'administration.
Organization of the Board
[1] Except for the election of the chair of the Board and the members of the Compensation Committee by the General Meeting, the Board shall constitute itself. The Board may, among other functions, appoint a Lead Independent Director and appoint a secretary who need not be member of the Board.

2 Le Conseil d'administration règle son organisation et la prise de décisions dans un règlement d'organisation, sous réserve des articles 21 ss des présents statuts.	[2] Subject to Article 21 et seq. of these Articles of Association, the Board shall regulate its organization and the adoption of resolutions in the organizational regulations.

	Article 20		Article 20
Remboursement des frais, indemnisation	[1] Les membres du Conseil d'administration ont droit au remboursement de tous les frais raisonnables engagés dans le cadre de leur fonction de membre du Conseil d'administration.	Reimbursement of Expenses, Indemnification	[1] The members of the Board shall be entitled to the reimbursement of all reasonable expenses incurred in service as a member of the Board.

2 La Société indemnise, défend et dégage de toute responsabilité, dans toute la mesure permise par la loi, les actuels et anciens membres du Conseil d'administration et directeurs de la Société ainsi que leurs héritiers, masse en faillite ou masse concordataire, contre toutes actions, procès ou procédures, imminents, en cours ou terminés, de nature civile, pénale, administrative ou autre, et pour tous les coûts, dépenses, pertes, dommages et frais qu'eux-mêmes ou l'un d'entre eux, leurs héritiers, masse en faillite ou masse concordataire, subissent ou pourraient subir par ou en raison d'actes, entrepris ou prétendument entrepris, concertés ou prétendument concertés, omis ou prétendument omis, dans ou à propos de l'exécution de leurs devoirs, ou prétendus devoirs, ou en raison du fait qu'il ou elle est ou a été un membre du Conseil d'administration ou un directeur de la Société, ou pendant qu'il ou elle était membre du Conseil d'administration ou un directeur de la Société exerçant, à la demande de la Société, en qualité d'administrateur, directeur, employé ou agent d'une autre société de capitaux, société de personnes, joint-venture, trust ou autre entreprise; à condition, toutefois, que cette indemnisation ne s'étende pas à toute affaire dans laquelle l'une desdites personnes est reconnue, par un jugement ou une décision final et exécutoire d'un tribunal ou d'une autorité gouvernementale ou administrative compétente, comme ayant commis une violation intentionnelle ou par négligence grave de ses devoirs en tant que membre du Conseil d'administration ou directeur de la Société.

[2] The Company shall indemnify, defend and hold harmless, to the full extent permitted by law, the existing and former members of the Board and officers of the Company, and their heirs, executors and administrators, from and against all threatened, pending or completed actions, suits or proceedings, whether of civil, criminal, administrative or other nature, and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he or she is or was a member of the Board or an officer of the Company, or while serving as a member of the Board or an officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a member of the Board or an officer of the Company.

[3] Sans limiter la portée de l'alinéa 2 du présent article 20, la Société avancera les frais de justice et les honoraires d'avocats aux actuels et anciens membres du Conseil d'administration et directeurs de la Société. La Société peut cependant recouvrir ces avances si l'une de ces personnes a été reconnue coupable de violation intentionnelle ou par négligence grave de ses devoirs de membre du Conseil d'administration ou de directeur de la Société par un jugement ou une décision finale et exécutoire d'un tribunal ou d'une autorité gouvernementale ou administrative compétente.

[3] Without limiting the foregoing paragraph 2 of this Article 20, the Company shall advance court costs and attorneys' fees to the existing and former members of the Board and officers of the Company. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board or officer of the Company.

	Article 21		Article 21
Convocation, décisions, procès-verbal
[1] Sauf disposition contraire du règlement d'organisation adopté par le Conseil d'administration, le Conseil d'administration est convoqué par son ou sa président(e) ou, en cas d'empêchement de celui-ci ou de celle-ci, par un autre membre du Conseil d'administration si un membre en fait la demande par écrit ou par courriel ou par un autre moyen de communication électronique, avec indication des motifs.
Convening Meetings, Resolutions, Minutes
[1] Unless the organizational regulations adopted by the Board provide otherwise, the Board shall meet at the invitation of its chair or, if he or she is not able to do so, another member of the Board if a member so requests in writing or via email or another form of electronic communication, indicating the reasons therefor.

[2] Sauf disposition contraire du règlement d'organisation adopté par le Conseil d'administration, le Conseil d'administration ne peut valablement délibérer que si la majorité de ses membres en fonction est présente. Aucun quorum de présence n'est requis pour les décisions de modification et de constatation en lien avec des modifications du capital-actions ou un changement de la monnaie du capital-actions.

[2] Unless the organizational regulations adopted by the Board provide otherwise, the Board shall only have quorum if the majority of the members of the Board then in office is present. There is no presence quorum requirement for resolutions providing for the amendment and ascertainment of capital changes or a change in the currency of the share capital.

[3] Sauf disposition contraire du règlement d'organisation adopté par le Conseil d'administration, les décisions du Conseil d'administration sont prises à la majorité des voix émises. En cas d'égalité des voix, celle du ou de la président(e) de séance n'est pas prépondérante et la décision est considérée comme ayant échoué.

[3] Unless the organizational regulations adopted by the Board provide otherwise, the Board shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have no casting vote and the resolution shall be considered to have failed.

[4] Les décisions du Conseil d'administration peuvent également être prises à l'unanimité par voie de circulation ou sous forme électronique (à moins qu'une discussion ne soit requise par l'un des membres du Conseil d'administration).
[4] Resolutions may also be adopted by way of written consent or electronically (unless a member requests discussion thereof) of all members of the Board.
	[5] Les décisions du Conseil d'administration sont consignées dans un procès-verbal signé par le ou la président(e) de séance et le secrétaire de la réunion.		[5] The decisions of the Board shall be recorded in minutes to be signed by the acting chair and the secretary of the meeting.

	Article 22		Article 22
Attributions du Conseil d'administration	1 Le Conseil d'administration peut prendre des décisions sur toutes les affaires qui ne sont pas attribuées à un autre organe de la Société par la loi, les présents statuts ou un règlement.	Powers of the Board	[1] The Board may pass resolutions with respect to all matters that are not delegated to another corporate body of the Company by law, these Articles of Association or regulations.
	2 Le Conseil d'administration a les attributions intransmissibles et inaliénables qui lui sont attribuées par la loi.		[2] The Board has the non-transferable and inalienable duties reserved to the Board by law.

3 En outre, le Conseil d'administration peut déléguer en tout ou en partie la gestion ainsi que la représentation de la Société, dans le cadre des présents statuts et de la loi, à un ou plusieurs de ses membres ou à des tiers sur la base d'un règlement d'organisation.

3 In all other respects, the Board may delegate in whole or in part the management and the representation of the Company within the framework set forth by these Articles of Association and the law to one or several of its members or to third parties based on organizational regulations.

	C. Le Comité de rémunération		C. The Compensation Committee

	Article 23		Article 23
Nombre des membres	Le Comité de rémunération se compose d’au moins trois membres du Conseil d’administration.	Number of Members	The Compensation Committee shall consist of no fewer than three members of the Board.

	Article 24		Article 24
Election et durée de fonction
1 L’Assemblée générale élit les membres du Comité de rémunération individuellement pour une durée de fonction s’achevant à la fin de l’Assemblée générale ordinaire suivante. Les membres du Comité de rémunération sont rééligibles.
Election and Term of Office
[1] The General Meeting shall elect the members of the Compensation Committee individually for a term of office until the completion of the next Annual General Meeting. Members of the Compensation Committee are eligible for re-election.

2 En cas de vacance au sein du Comité de rémunération, le Conseil d’administration peut désigner des remplaçants parmi ses membres pour une durée de fonction s’achevant à la fin de l’Assemblée générale ordinaire suivante.

2 If there are vacancies on the Compensation Committee, the Board may appoint substitute members from among its members for a term of office extending until completion of the next Annual General Meeting.

	Article 25		Article 25
Organisation du Comité de rémunération	1 Le Conseil d’administration élit le ou la président(e) du Comité de rémunération parmi ses membres.	Organization of the Compensation Committee	[1] The Board shall elect a chair of the Compensation Committee from among its members.

2 Le Conseil d'administration détermine dans un règlement pour quels postes du Conseil d'administration et de la Direction le Comité de rémunération, seul ou conjointement avec le ou la Président(e) du Conseil d'administration, soumet des propositions au Conseil d'administration en lien avec la rémunération des membres du Conseil d'administration et de la Direction, et pour quels postes il détermine lui-même, conformément aux présents statuts et aux directives sur la rémunération établies par le Conseil d'administration, la rémunération des membres du Conseil d'administration et de la Direction.

[2] The Board shall determine in regulations for which positions of the Board and the Executive Management Team the Compensation Committee, together with the chair of the Board or alone, shall submit proposals to the Board in relation to compensation of the members of the Board and the Executive Management Team, and for which positions it shall itself determine, in accordance with these Articles of Association and the compensation guidelines established by the Board, the compensation of the members of the Board and the Executive Management Team.

	Article 26		Article 26
Attributions
1 Le Comité de rémunération assiste le Conseil d’administration dans l’établissement et la révision de la stratégie et des directives en matière de rémunération, ainsi que dans la préparation des propositions à l’Assemblée générale concernant la rémunération du Conseil d’administration, de la Direction et des autres directeurs de la Société. Il peut soumettre au Conseil d’administration des propositions concernant toute autre question liée à la rémunération. Le Comité de rémunération est autorisé à exécuter toutes les tâches qui lui sont déléguées par le Conseil d'administration.
Duties and Powers
[1] The Compensation Committee shall support the Board in establishing and reviewing the compensation strategy and guidelines and in preparing the proposals to the General Meeting regarding the compensation of the Board, the Executive Management Team and other officers of the Company. It may submit proposals to the Board with respect to any other compensation-related issues. The Compensation Committee shall be authorized to carry out all duties delegated to it by the Board.

	2 Le Conseil d’administration peut déléguer de plus amples tâches au Comité de rémunération.		[2] The Board may delegate further tasks to the Compensation Committee.

	D. L'organe de révision		D. The Auditor

	Article 27		Article 27
Organe de révision
[1] Les actionnaires nomment l'organe de révision lors de l'Assemblée générale pour un mandat d'un exercice social. Le mandat de l'organe de révision prend fin avec l'approbation par l'Assemblée générale du rapport annuel de l'exercice social concerné. L'organe de révision est rééligible.
Auditor
[1] The shareholders shall elect the Auditor at the General Meeting for a term of office of one financial year. Its term of office ends with the approval of the annual management report of the respective financial year by the General Meeting. The Auditor is eligible for re-election.

	2 Le Conseil d'administration peut en tout temps charger l'organe de révision de procéder à des contrôles spéciaux, notamment des révisions intermédiaires, et de lui en soumettre un rapport.		[2] The Board may mandate the Auditor at any time to perform special investigations, in particular interim audits, and to prepare a report on its findings.

	Section 4 Rémunération des membres du Conseil d'administration et de la Direction		Section 4 Compensation of the Members of the Board and the Executive Management Team

	Article 28		Article 28
Approbation de la rémunération par l'Assemblée générale	1 L'Assemblée générale vote sur les propositions du Conseil d'administration en relation avec les montants globaux de :	Ratification of the Compensation by the General Meeting	[1] The General Meeting shall ratify the proposals of the Board in relation to the aggregate amounts of:
	1. la rémunération globale maximale du Conseil d'administration jusqu'à la fin de l’Assemblée générale ordinaire suivante ;		1. the maximum aggregate compensation of the Board until the completion of the next Annual General Meeting;
	2. la rémunération globale maximale de la Direction pour l'exercice commençant après l'Assemblée générale ordinaire lors de laquelle l'approbation est demandée ;		2. the maximum aggregate compensation of the Executive Management Team for the financial year commencing after the Annual General Meeting at which ratification is sought;
	3. le cas échéant, des autres périodes de rémunération pour des éléments de rémunération spécifiques.		3. additional compensation periods for specific compensation elements, if applicable.
	2 Le Conseil d’administration peut soumettre à l’approbation de l’Assemblée générale des propositions différentes ou supplémentaires concernant les mêmes périodes ou des périodes différentes.		[2] The Board may submit for approval by the General Meeting deviating or additional proposals relating to the same or different periods.

3 Si l’Assemblée générale n’approuve pas une proposition du Conseil d’administration, le Conseil d’administration détermine, en prenant en compte tous les critères pertinents, le montant global (maximal) ou les montants partiels (maximaux) respectifs, et soumet le ou les montants ainsi déterminés au vote de l'Assemblée générale.

3 In the event the General Meeting does not ratify a proposal of the Board, the Board shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for ratification by the General Meeting.

	4 La Société ou les sociétés qu'elle contrôle peuvent verser ou octroyer des rémunérations avant l'approbation par l'Assemblée générale, sous réserve de ratification ultérieure.		[4] The Company or companies controlled by it may pay or grant compensation prior to the ratification by the General Meeting subject to subsequent ratification.
	5 Si des rémunérations variables sont approuvées de manière prospective, le Conseil d'administration soumet le rapport de rémunération au vote consultatif de l'Assemblée générale.		5 If variable compensation is ratified prospectively, the Board shall submit the compensation report to the General Meeting for an advisory vote.

	Article 29		Article 29
Montant complémentaire en cas de changements au sein de la Direction
Si le montant global maximal de la rémunération déjà approuvé par l’Assemblée générale n’est pas suffisant pour couvrir également la rémunération d’une ou plusieurs personnes devenant membre de la Direction après que l’Assemblée générale a approuvé la rémunération de la Direction pour la période visée, alors la Société ou les sociétés qu’elle contrôle sont autorisées à verser à ce(s) nouveau(x) membre(s) un montant complémentaire au cours de la (des) période(s) de rémunération déjà approuvée(s). Le montant complémentaire par période de rémunération ne doit au total pas dépasser 80 pour cent du montant global de la rémunération (maximale) de la Direction approuvé en dernier par l’Assemblée générale.
Supplementary Amount for Changes to the Executive Management Team
If the maximum aggregate amount of compensation already ratified by the General Meeting is not sufficient to also cover the compensation of one or more persons who become members of the Executive Management Team after the General Meeting has ratified the compensation of the Executive Management Team for the relevant period, then the Company or companies controlled by it shall be authorized to pay such new member(s) a supplementary amount during the compensation period(s) already ratified. The supplementary amount per compensation period shall in total not exceed 80 per cent of the respective aggregate amount of (maximum) compensation of the Executive Management Team last approved.

	Article 30		Article 30
Rémunération des membres du Conseil d'administration et de la Direction
1 La rémunération des membres non-exécutifs du Conseil d’administration est constituée d'éléments de rémunération en espèces et/ou en actions lesquels n'incluent pas de bonus en espèces liés aux performances financières et peut comprendre d'autres éléments de rémunération. La rémunération totale prend en compte la fonction et le niveau de responsabilité de chaque bénéficiaire.
Compensation of the Members of the Board and the Executive Management Team
[1] The compensation of the non-executive members of the Board consists of cash and/or equity compensation elements that do not include cash bonus elements tied to financial performance and may comprise other compensation elements. Total compensation shall take into account position and level of responsibility of the respective recipient.

2 La rémunération des membres exécutifs du Conseil d'administration et des membres de la Direction comprend des éléments fixes et variables, tels que déterminés par le Conseil d'administration ou le Comité de rémunération (selon le cas). La rémunération fixe comprend le salaire de base et peut comprendre d'autres éléments de rémunération. La rémunération variable prend en compte l'accomplissement de certains objectifs de performance spécifiques.

[2] The compensation of the executive members of the Board and the members of the Executive Management Team shall include fixed and variable compensation elements, as further determined by the Board or the Compensation Committee (as appropriate). Fixed compensation comprises the base salary and may comprise other compensation elements. Variable compensation shall take into account the achievement of specific performance targets.

[3] Les éléments de rémunération variable à court terme sont régis par des paramètres de performance qui prennent en compte des mesures déterminées par le Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, par le Comité de rémunération, y compris, sans restriction, la performance de la Société, du groupe et/ou de parties de celui-ci, des objectifs par rapport au marché, à d'autres sociétés ou à des références comparables et/ou des objectifs individuels, et dont la réalisation est généralement mesurée, sauf décision contraire du Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, du Comité de rémunération, sur une période d'un an. Sauf décision contraire du Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, du Comité de rémunération, le montant cible annuel des éléments de rémunération variable à court terme est fixé comme un multiple du salaire de base ; en fonction des performances réalisées, la rémunération peut s'élever à un multiple du montant cible.

[3] Short-term variable compensation elements shall be governed by performance metrics that take into account measures determined by the Board, or to the extent delegated to it, the Compensation Committee, including, without limitation, the performance of the Company, the group and/or parts thereof, targets in relation to the market, other companies or comparable benchmarks and/or individual targets, and the achievement of which is generally measured, unless otherwise determined by the Board or, to the extent delegated to it, the Compensation Committee, during a one-year period. Unless otherwise determined by the Board, or to the extent delegated to it, the Compensation Committee, the annual target amount of the short-term variable compensation elements shall be fixed as a multiple of the base salary; depending on achieved performance, the compensation may amount to a multiple of the target amount.

[4] Les éléments de rémunération variable à long terme sont régis, entre autres, par des paramètres de performance qui tiennent compte des objectifs stratégiques et/ou financiers de la Société, du groupe et/ou de certaines parties de celui-ci, des objectifs par rapport au marché, à d'autres sociétés ou à des références comparables et/ou l'évolution du cours de l'action de la Société, dont la réalisation est généralement mesurée, sauf décision contraire du Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, du Comité de rémunération, au cours d'une période pérenne, ainsi que des éléments de rétention, dans chaque cas comme déterminés par le Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, le Comité de rémunération. Sauf décision contraire du Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, du Comité de rémunération, le montant cible annuel des éléments de rémunération variable à long terme est fixé comme un multiple du salaire de base ; en fonction des performances réalisées, la rémunération peut s'élever à un multiple du montant cible.

[4] Long-term variable compensation elements shall be governed by, among other things, performance metrics that take into account strategic and/or financial objectives of the Company, the group and/or parts thereof, targets in relation to the market, other companies or comparable benchmarks and/or the Company’s share price development, achievement of which is generally measured, unless otherwise determined by the Board or, to the extent delegated to it, the Compensation Committee, during a perennial period, as well as retention elements, in each case as determined by the Board, or to the extent delegated to it, the Compensation Committee. Unless otherwise determined by the Board, or to the extent delegated to it, the Compensation Committee, the annual target amount of the long-term variable compensation elements shall be fixed as a multiple of the base salary; depending on achieved performance, the compensation may amount to a multiplier of the target amount.

5 Le Conseil d'administration ou, dans la mesure où cette compétence lui a été déléguée, le Comité de rémunération, détermine les paramètres de performance pertinents, les objectifs de performance et les montants cibles des éléments de rémunération variable à court et à long terme, ainsi que leur réalisation.

[5] The Board or, to the extent delegated to it, the Compensation Committee shall determine the relevant performance metrics, performance targets and target amounts of the short- and long-term variable compensation elements, as well as their achievement.

6 La rémunération peut être versée en espèces, sous forme d'Actions ou d’autres types de prestations ; la rémunération des membres exécutifs du Conseil d'administration et des membres de la Direction peut également être versée sous forme d'options ou d’instruments ou unités comparables. Le Conseil d’administration ou, dans la mesure où cette compétence lui a été déléguée, le Comité de rémunération, détermine les conditions et périodes d’octroi, d’acquisition (vesting), d’exercice, de restriction ou de déchéance. Il peut en particulier prévoir la continuation, l’accélération ou la suppression des conditions et périodes d’acquisition (vesting), d’exercice, de restriction et de déchéance, le paiement ou l'octroi d’une rémunération en fonction de la réalisation d'objectifs supposés, ou encore la déchéance des droits, dans chaque cas lors d’événements prédéterminés tels que notamment un changement de contrôle ou la fin d’un contrat de travail ou de mandat. La Société peut se procurer les Actions ou d'autres titres de participation nécessaires par le biais d’achats sur le marché ou en utilisant son capital conditionnel.

[6] Compensation may be paid in the form of cash, Shares or other types of benefits; for the executive members of the Board and the members of the Executive Management Team, compensation may in addition be granted in the form of options or comparable instruments or units. The Board or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction or forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required Shares or other securities through purchases in the market or by using conditional share capital.

	7 La rémunération peut être versée par la Société ou des sociétés qu’elle contrôle.		[7] Compensation may be paid by the Company or companies controlled by it.

	Section 5 Contrats avec les membres du Conseil d'administration et de la Direction		Section 5 Agreements with Members of the Board and the Executive Management Team

	Article 31		Article 31
Contrats avec les membres du Conseil d'administration et de la Direction
1 La Société ou les sociétés qu’elle contrôle peuvent conclure des contrats de durée déterminée ou indéterminée avec les membres du Conseil d’administration en relation avec leur rémunération. La durée des contrats ne doit pas excéder la durée des fonctions.
Agreements with Members of the Board and the Executive Management Team
[1] The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board relating to their compensation. The term of the agreements may not exceed the term of offices.

[2] Les contrats de travail de durée déterminée avec les membres de la Direction peuvent avoir une durée maximale d’une année. Ils peuvent être renouvelés. Les contrats de travail de durée indéterminée peuvent prévoir un délai de résiliation d’au maximum douze mois.

[2] Employment agreements for a fixed term with members of the Executive Management Team may have a maximum term of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of at a maximum twelve months.

	Section 6 Mandats en dehors du groupe		Section 6 Mandates Outside of the Group

	Article 32		Article 32
Mandats en dehors du groupe
[1] Aucun membre du Conseil d'administration ne peut assumer plus de dix mandats supplémentaires, dont quatre au maximum dans des sociétés cotées ou tout autre nombre inférieur prévu dans les Corporate Governance Principles de la Société. Sous réserve des limitations énoncées dans le présent article 32, le Conseil d'administration peut prévoir d'autres conditions concernant le nombre de mandats assumés par les membres du Conseil d'administration dans des règlements, y compris dans les Corporate Governance Principles de la Société.
Mandates Outside of the Group
1 No member of the Board may hold more than ten additional mandates of which no more than four may be in listed companies or such lower number as may be provided in the Company’s Corporate Governance Principles. Subject the limitations set forth in this Article 32, the Board may stipulate further details as regards the number of mandates held by members of the Board in regulations, including in the Company’s Corporate Governance Principles.

[2] Aucun membre de la Direction ne peut assumer plus de cinq mandats supplémentaires, dont au maximum un dans une société cotée. Chacun de ces mandats est soumis à l'approbation du Conseil d'administration ou du ou de la président(e) du Conseil d'administration.

2 No member of the Executive Management Team may hold more than five additional mandates of which no more than one may be in a listed company. Each of these mandates is subject to the approval by the Board or the chair of the Board.

	[3] Les mandats suivants ne sont pas soumis aux limites mentionnées aux alinéas 1 et 2 du présent article 32 :		[3] The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article 32:
	(a) les mandats dans des sociétés contrôlées par la Société ou qui contrôlent la Société ;		(a) mandates in companies which are controlled by the Company or which control the Company;

(b)    les mandats assumés sur requête de la Société ou de toute autre société qu’elle contrôle. Aucun membre du Conseil d’administration ou de la Direction ne peut exercer plus de dix mandats de ce genre ; et
(b) mandates held at the request of the Company or companies controlled by it. No member of the Board or of the Executive Management Team shall hold more than ten such mandates; and

(c)    les mandats dans des associations, associations professionnelles ou commerciales, fondations, trusts, fondations de prévoyance professionnelle, institutions éducatives et organisations similaires. Aucun membre du Conseil d’administration ou de la Direction ne peut exercer plus de dix mandats de ce genre.

(c)    mandates in associations, professional or trade associations, foundations, trusts, employee welfare foundations, educational institutions and similar organizations. No member of the Board or of the Executive Management Team shall hold more than ten such mandates.

4 Le terme mandat désigne toute mandat dans des fonctions similaires auprès d'autres entreprises poursuivant un but économique. Sont considérés comme étant un seul mandat, les mandats auprès de différentes entités juridiques sous contrôle commun ou ayant le même ayant droit économique.

[4] Mandates shall mean mandates in comparable functions at other enterprises with a for-profit economic purpose. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one mandate.

	Section 7 Exercice social, emploi du bénéfice		Section 7 Financial Year, Profit Allocation

	Article 33		Article 33
Exercice social	L'exercice social est fixé par le Conseil d'administration.	Financial Year	The Company's financial year shall be determined by the Board.

	Article 34		Article 34
Emploi du bénéfice résultant du bilan, réserves	1 L'Assemblée générale détermine l'emploi du bénéfice résultant du bilan conformément au droit applicable. Le Conseil d'administration lui soumet ses propositions.	Allocation of Profit Shown on the Balance Sheet, Reserves	[1] The General Meeting shall resolve on the allocation of the balance sheet profit in accordance with applicable law. The Board shall submit its proposals to the General Meeting.

2 En sus des réserves prescrites par la loi, l'Assemblée générale peut, dans le cadre des prescriptions légales, constituer des réserves supplémentaires.	2 In addition to the reserves required by law, and subject to applicable law, the General Meeting may create other reserves.
[3] Les dividendes qui n'ont pas été perçus dans un délai de cinq ans après leur date de paiement reviennent à la Société et seront alloués à la réserve légale issue du bénéfice.	[3] Dividends that have not been collected within five years after their payment date shall inure to the Company and be allocated to the statutory profit reserves.

	Section 8 Dissolution, liquidation		Section 8 Dissolution, Liquidation

	Article 35		Article 35
Dissolution, liquidation	1 La liquidation de la Société s'effectue conformément au droit applicable. Les liquidateurs sont autorisés à vendre des actifs (immeubles y compris) de gré à gré.	Dissolution, Liquidation	[1] The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.
	[2] Après paiement des dettes de la Société, l'actif est réparti entre les actionnaires au prorata de leurs versements.		[2] Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the capital paid-in.

	Section 9 Communications, organe de publication		Section 9 Notices, Means of publication

	Article 36		Article 36
Communications, organe de publication	1 L'organe de publication de la Société est la Feuille officielle suisse du commerce.	Notices, Communications	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.
	2 Le Conseil d'administration peut désigner d'autres organes de publication dans certains cas particuliers.		2 In particular cases, the Board may specify other means of publication.

[3] Les communications aux actionnaires peuvent, au choix du Conseil d'administration, être valablement effectuées par publication dans la Feuille officielle suisse du commerce ou sous une forme permettant d'en établir la preuve par texte, aux dernières coordonnées de l’actionnaire ou de son bénéficiaire autorisé qui figurent au registre des actions.

[3] Notices by the Company to the shareholders may, at the election of the Board, be validly given by publication in the Swiss Official Gazette of Commerce or, in a form that allows proof by text, to the most recent contact information of the shareholder or authorized recipient recorded in the share register.

	Section 10 Langue faisant foi		Section 10 Authoritative Language

	Article 37		Article 37
Langue faisant foi	En cas de désaccord entre la version française et la version anglaise des présents statuts, la version française prévaut.	Authoritative Language	In the event of discrepancies between the French version and the English version of these Articles of Association, the French version shall prevail.

	Section 11 Définitions		Section 11 Definitions

	Article 38		Article 38

Access Notice
Le terme Access Notice désigne les informations et documents suivants relatifs à l'Access Shareholder et signés par celui-ci : (i) la Schedule 14N (ou tout formulaire qui la remplace) relative au candidat, remplie et déposée auprès de la SEC par l'Access Shareholder conformément aux règles de la SEC ; (ii) une notification écrite de la nomination de ce candidat qui comprend les informations, accords, déclarations et garanties supplémentaires suivants de la part de l'Access Shareholder (y compris chaque membre du groupe) : (A) les Informations relatives à la Personne proposant une Candidature ; (B) les détails de toute relation ayant existé au cours des trois dernières années et qui aurait été décrite conformément à l'Item 6(e) de la Schedule 14N (ou tout Item qui le remplace) si elle a existé à la date de soumission de la Schedule 14N ; (C) une déclaration et garantie que l'Access Shareholder satisfait aux conditions d'admissibilité énoncées à l'article 16 al. 3 et a fourni une preuve de propriété dans la mesure requise par l'article 16 al. 3 ; (D) les détails de toute fonction occupée par le candidat en tant que directeur ou membre du conseil d'administration de tout concurrent de la Société (c'est-à-dire toute entité qui fabrique des produits ou fournit des services qui sont en concurrence avec les principaux produits fabriqués ou services fournis par la Société ou ses sociétés affiliées ou qui constituent des alternatives à ceux-ci), au cours des trois années précédant la soumission de l'Access Notice ; (E) une déclaration et garantie que l'Access Shareholder n'utilisera pas de proxy card autre que celle de la Société pour solliciter des actionnaires en vue de l'élection d'un candidat lors d'une Assemblée générale; (F) si souhaité, une déclaration à inclure dans le proxy statement, le bulletin de vote ou le formulaire ou la procuration en faveur de l'élection du candidat au Conseil d'administration, à condition que cette déclaration soit raisonnablement concise et qu'elle soit pleinement conforme à la section 14 de l'Exchange Act et aux règles et règlements y afférents, y compris la règle 14a-9 ; et (G) toute autre information, y compris le questionnaire rempli destinés aux administrateurs de la Société que la Société peut demander raisonnablement, au plus tard cinq jours ouvrables après la demande de cette dernière.
Access Notice
The term Access Notice means the following information and documents with respect to and executed by the Access Shareholder: (i) Schedule 14N (or any successor form) relating to the nominee, completed and filed with the SEC by the Access Shareholder in accordance with SEC rules; (ii) a written notice of the nomination of such nominee that includes the following additional information, agreements, representations and warranties by the Access Shareholder (including each group member): (A) the Nominating Person Information; (B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (C) a representation and warranty that the Access Shareholder satisfies the eligibility requirements set forth in Article 16 para. 3 and has provided evidence of ownership to the extent required by Article 16 para. 3; (D) details of any position of the nominee as an officer or member of the board of directors of any competitor of the Company (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Company or its affiliates), within the three years preceding the submission of the Access Notice; (E) a representation and warranty that the Access Shareholder will not use any proxy card other than the Company’s proxy card in soliciting stockholders in connection with the election of a nominee at an General Meeting; (F) if desired, a statement for inclusion in the proxy statement, ballot or form or proxy in support of the nominee’s election to the Board, provided that such statement shall be reasonably concise and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and (G) such other information, including completion of the Company’s director questionnaire, as it may reasonably request and no later than five business days after the Company’s request.

Access Shareholder
Le terme Access Shareholder désigne un Eligible Holder qui a rempli, selon détermination du Conseil d'administration agissant de bonne foi, toutes les conditions applicables et s'est conformé à toutes les procédures applicables énoncées à l'article 16.
Access Shareholder
The term Access Shareholder means an Eligible Holder that has satisfied, as determined by the Board, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in Article 16.

Bénéficiaires	Le terme Bénéficiaires est défini à l'article 4a al. 1 des présents Statuts.	Beneficiaries	The term Beneficiaries the meaning assigned to it in Article 4a para. 1 of these Articles of Association.
Conseil d'administration	Le terme Conseil d'administration est défini à l'article 4 al. 1 des présents statuts.	Board	The term Board has the meaning assigned to it in Article 4 para. 1 of these Articles of Association.
CO	Le terme CO désigne la Loi fédérale complétant le Code civil suisse, Livre cinquième : Droit des obligations, du 30 mars 1911, tel que modifié ultérieurement.	CO	The term CO means the Federal Act on the Amendment of the Swiss Civil Code, Part Five: The Code of Obligations, of March 30, 1911, as amended from time to time.
Candidat de la Société	Le terme Candidat de la Société désigne une ou plusieurs personnes nommées par ou sur instruction du Conseil d'administration ou de l'un de ses comités dûment institué.	Company Nominee	The term Company Nominee means any person(s) nominated by or at the direction of the Board or a duly appointed committee thereof.
Société	Le terme Société est défini à l'article 1 des présents statuts.	Company	The term Company has the meaning assigned to it in Article 1 of these Articles of Association.
Direction
Le terme Direction désigne les membres du Conseil d'administration, les comités ou les personnes à qui le Conseil d'administration délègue la gestion conformément au règlement d'organisation de la Société et aux décisions adoptées par le Conseil d'administration à cet égard.
Executive Management Team
The term Executive Management Team means the members of the Board, committees or persons to whom the Board delegates executive management in accordance with the Company's organizational regulations and resolutions adopted by the Board thereunder.

Eligible Holder	Le terme Eligible Holder désigne une personne qui est un actionnaire inscrit au registre des actions au moment de la démarche concernée.	Eligible Holder	The term Eligible Holder means a person who is a shareholder of record at the time of the relevant action.
Exchange Act	Le terme Exchange Act désigne le Securities Exchange Act de 1934, tel que modifié, ainsi que toutes règles et réglementations promulguées sur la base de cet loi.	Exchange Act	The term Exchange Act means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.
Instruments Financiers	Le terme Instruments Financiers est défini à l'article 4c al. 1 des présents statuts.	Financial Instruments	The term Financial Instruments has the meaning assigned to it in Article 4c para. 1 of these Articles of Association.
Mandat	Le terme Mandat est défini à l'article 32 al. 4 des présents statuts.	Mandate	The term Mandate has the meaning assigned to it in Article 32 para. 4 of these Articles of Association.

Personne proposant une Candidature	Le terme Personne proposant une Candidature désigne un ou des actionnaires inscrits au registre des actions qui soumettent une candidature à proposer lors d'une Assemblée générale.	Nominating Person	The term Nominating Person means the shareholder(s) of record providing notice of a nomination proposed to be made at a General Meeting.
Informations relatives à la Personne proposant une Candidature
Le terme Informations relatives à la Personne proposant une Candidature désigne (a) une déclaration écrite indiquant si cette Personne proposant une Candidature a l'intention, ou fait partie d'un groupe qui a l'intention, de solliciter des procurations de vote conformément à la règle 14a-19 de l'Exchange Act en faveur de candidats administrateurs autres que ceux nommés par la Société et (b) si la Personne proposant une Candidature est une société de personnes, un trust, une société à responsabilité limitée, une société de capitaux ou une autre entité, l'identité des détenteurs d'une participation financière de plus de cinq pour cent dans cette Personne proposant une Candidature, ainsi qu'une description suffisamment détaillée de la nature de cette participation et de toute participation, le cas échéant, à l'investissement de la Personne proposant une Candidature dans la Société.
Nominating Person Information
The term Nominating Person Information means (a) a written representation as to whether such Nominating Person intends, or is part of a group that intends, to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act and (b) if the Nominating Person is a partnership, trust, limited liability company, corporation or other entity, the identity of the owners of more than five percent financial interest in such Nominating Person and a description in reasonable detail of the nature of such interest and involvement, if any, in the Nominating Person’s investment in the Company.

Informations relatives au Candidat
Le terme Informations relatives au Candidat désigne toutes les informations relatives au candidat proposé qui devraient être publiées, ou qui sont autrement nécessaires à la publication, dans un proxy statement ou tout autre document requis conformément à la section 14(a) de l'Exchange Act dans le cadre d'une sollicitation générale de procurations de vote pour l'élection d'administrateurs dans une élection contestée (y compris l'accord écrit du candidat proposé à être mentionné dans le proxy statement en tant que candidat et à siéger en tant qu'administrateur s'il est élu), y compris (a) une description raisonnablement détaillée de toutes les rémunérations directes et indirectes et autres contrats, arrangements ou accords pécuniaires importants au cours des trois dernières années, toute autre relation importante, entre ou parmi cette Personne proposant une Candidature et ses affiliés et associés, ou d'autres personnes agissant de concert avec elle, d'une part, et chaque candidat proposé et les membres de son groupe, ses affiliés, associés ou d'autres personnes agissant de concert avec lui, d'autre part, et (b) un questionnaire rempli (sous la forme fournie par le secrétaire sur demande écrite) concernant l'identité, l'expérience et les qualifications du candidat proposé et les renseignements sur toute autre personne ou entité au nom de laquelle la nomination est faite.
Nominee Information
The term Nominee Information means all information relating to such proposed nominee that would be required to be disclosed, or is otherwise necessary for disclosure, in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected), including (a) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, any other material relationships, between or among such Nominating Person and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, and (b) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made.

Personne
Le terme Personne désigne toute personne physique, société de capitaux, société de personnes, association ou autre entité. En lien avec l'article 32 des présents statuts, ce terme n'inclut pas les personnes physiques.
	Person	Person means any individual, corporation, partnership, unincorporated association or other entity. For purposes of Article 32 of these Articles of Association, it shall not include individuals.

Informations relatives à l'Ordre du Jour
Le terme Informations relatives à l'Ordre du Jour désigne (a) une description raisonnablement détaillée de l'affaire demandée à être soumise à l'Assemblée générale et les raisons pour lesquelles cet actionnaire ou toute autre Demandeur estime que l'adoption de la ou les mesures proposées seraient dans le meilleur intérêt de la Société et de ses actionnaires ; (b) une description raisonnablement détaillée de tout intérêt important de tout Demandeur dans cette affaire ainsi qu'une description raisonnablement détaillée de tous les contrats, arrangements et accords entre Demandeurs ou entre tout Demandeur et toute autre personne ou entité (avec leurs noms) en rapport avec la proposition ; et (c) le texte de l'ordre du jour ou de l'affaire (avec le texte des décisions proposées).
Proposal Information
The term Proposal Information means (a) a description in reasonable detail of the business desired to be brought before the General Meeting and the reasons why such shareholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its shareholders; (b) a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with the proposal; and (c) the text of the proposal or business (including the text of any proposed resolutions).

Demandeur	Le terme Demandeur désigne le ou les actionnaires inscrits au registre des actions qui demandent qu'un objet ou une proposition soit inscrit à l'ordre du jour d'une Assemblée générale.	Proposing Person	The term Proposing Person means the shareholder(s) of record requesting that an item or a proposal be included on the agenda of a General Meeting.

Informations relatives au Demandeur
Le terme Informations relatives au Demandeur signifie (a) le nom et l'adresse de ce Demandeur, tels qu'ils figurent sur le registre des actions de la Société ; (b) le nombre d'Actions dont ce Demandeur est directement ou indirectement l'ayant droit économique ou l'actionnaire inscrit au registre des actions (y compris toutes les actions de toute catégorie ou série de la Société pour lesquelles ce Demandeur a le droit d'en devenir l'ayant droit économique, que ce droit puisse être exercé immédiatement ou seulement après un certain temps) ; (c) toute procédure judiciaire importante en cours ou imminente impliquant la Société, toute société affiliée à la Société ou l'un de leurs administrateurs ou directeurs respectifs, à laquelle le Demandeur ou ses affiliés sont parties ; et (d) toute autre information relative à ce Demandeur qui devrait figurer dans un proxy statement ou tout autre document requis conformément à la section 14(a) de l'Exchange Act en relation avec une sollicitation générale de procurations de vote ou de consentements par ce Demandeur pour soutenir la demande d'inscription à l'ordre du jour à soumettre lors d'une l'Assemblée générale ordinaire.
Proposing Person Information
The term Proposing Person Information means (a) the name and address of such Proposing Person, as they appear on the Company’s share register; (b) the number of Shares directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time); (c) any material pending or threatened legal proceeding involving the Company, any affiliate of the Company or any of their respective directors or officers, to which such Proposing Person or its affiliates is a party; and (d) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the Annual General Meeting.

Publication
Le terme Publication désigne la publication dans un communiqué de presse relayé par le Dow Jones News Service, Bloomberg, Associated Press ou un service de presse international comparable ou dans un document déposé par la Société auprès de la SEC conformément à l'Exchange Act ou fourni par la Société aux actionnaires.
Public Disclosure
The term Public Disclosure means disclosure in a press release reported by the Dow Jones News Service, Bloomberg, Associated Press or comparable international news service or in a document filed by the Company with the SEC pursuant to Exchange Act or furnished by the Company to shareholders.

Requérant	Le terme Requérant désigne le ou les actionnaires inscrits au registre des actions qui font une requête d'Assemblée Générale Extraordinaire Requise par des Actionnaires.	Requesting Person	The term Requesting Person means the shareholder(s) of record making a request for a Shareholder Requested Extraordinary General Meeting.
Informations relatives au Requérant
Le terme Informations relatives au Requérant désigne les Informations relatives au Demandeur et les Informations relatives à l'Ordre du Jour (sauf que le terme Requérant est remplacé par le terme Demandeur et que le terme Assemblée Générale Extraordinaire Requise par des Actionnaires est remplacé par le terme Assemblée générale).
Requesting Person Information
The term Requesting Person Information means the Proposing Person Information and the Proposal Information (except that the term Requesting Person shall be substituted for the term Proposing Person and Shareholder Requested Extraordinary General Meeting shall be substituted for the term General Meeting).

Participation Requise	Le terme Participation Requise est défini à l'article 9 al. 3 des présents statuts.	Requisite Percentage	The term Requisite Percentage has the meaning assigned to it in Article 9 para. 3 of these Articles of Association.
SEC	Le terme SEC désigne la Securities and Exchange Commission.	SEC	The term SEC means the Securities and Exchange Commission.
Action(s)	Le terme Action(s) est défini à l'article 4 des présents statuts.	Share(s)	The term Share(s) has the meaning assigned to it in Article 4 of these Articles of Association.
Transaction Stratégique	Le terme Transaction Stratégique est défini à l'article 4a al. 2 des présents statuts.	Strategic Transaction	The term Strategic Transaction has the meaning assigned to it in Article 4a para. 2 of these Articles of Association.